Exhibit 99.1

News release: IMMEDIATE RELEASE

Ally Financial Reports Third Quarter 2024 Financial Results

$1.06	11.0%	$233 million	$2.1 billion
GAAP EPS	RETURN ON COMMON EQUITY	PRE-TAX INCOME	GAAP TOTAL NET REVENUE

$0.95	13.1%	$188 million	$2.1 billion
ADJUSTED EPS[1]	CORE ROTCE[1]	CORE PRE-TAX INCOME[1]	ADJUSTED TOTAL NET REVENUE[1]

FINANCIAL HIGHLIGHTS OPERATIONAL HIGHLIGHTS CEO COMMENTS

•  GAAP EPS of $1.06 and Adjusted EPS of $0.95, up $0.18 and $0.12 year over year, respectively

•  Pre-tax income of $233 million, up $5 million year over year. Core pre-tax income of $188 million, down $138 million year over year

•  CET1 of 9.8% up 20 bps quarter over quarter; $4.2 billion of excess CET1 above minimum requirement of 7.1%

•  NIM ex. OID[1] of 3.25% is down 5 bps quarter over quarter; well positioned for expansion over the medium term

•  $124 million tax benefit including $179 million of lease EV tax credits recognized in the quarter

•  $9.4 billion of consumer auto origination volume sourced from 3.6 million consumer auto applications

•  Retail auto originated yield[1] of 10.54% with 43% of volume within highest credit quality tier

•  Insurance written premiums of $384 million, up 15% year over year; record since IPO

•  $141 billion of retail deposits, 92% FDIC insured

•  62 consecutive quarters of retail deposit customer growth, up 57 thousand in 3Q; 3.3 million customers

•  1.3 million active credit cardholders; balanced approach to growth

•  Corporate Finance HFI portfolio of $10.3 billion; continued strength in returns and credit performance

“I’m proud of the way our team continued to serve our 11 million customers amid an evolving operating environment - a testament to our “Do It Right” culture,” said Chief Executive Officer, Michael Rhodes. “I’m pleased with the way we are executing across the organization, originating business with compelling risk adjusted returns and being disciplined in deploying capital.

The challenges of managing through a unique environment are reflected in our results this quarter. However, I expect underlying trends in Dealer Financial Services, Deposits, and Corporate Finance to position us to win in the marketplace and grow shareholder value.

In Auto, a robust network of 22 thousand dealers resulted in decisioning 3.6 million consumer applications and $9.4 billion of consumer auto originations with strong risk adjusted yields. Retail Auto net charge-offs of 2.24% are elevated, but we are confident the curtailment actions we’ve taken will drive losses lower over time. And a record $384 million of written premiums reflect continued momentum in our Insurance business.

At Ally Bank, 92% of our $141 billion retail deposits are FDIC insured. Our commitment to build a better bank is evidenced by 62 consecutive quarters of retail deposit customer growth, now totaling 3.3 million customers. Deposits remain a source of strength and our naturally liability sensitive balance sheet positions us well for margin expansion over the medium-term.

Corporate Finance delivered another impressive quarter with $95 million of pre-tax income and 33% return-on-equity. Credit performance in the Corporate Finance portfolio has been particularly strong, with no losses on a year-to-date basis.

As we look ahead, we are encouraged about the opportunity in our core franchises. Our team remains focused on what we can control, executing on our long-term strategic priorities, and delivering value for our customers, communities, and shareholders.”

Third Quarter 2024 Financial Results

				Increase / (Decrease) vs.
($ millions except per share data)	3Q 24	2Q 24	3Q 23	2Q 24	3Q 23

GAAP Net Income Attributable to Common Shareholders	$330	$266	$269	24%	23%

Core Net Income Attributable to Common Shareholders[1]	$295	$299	$252	(2) %	17%

GAAP Earnings per Common Share	$1.06	$0.86	$0.88	24%	21%

Adjusted EPS[1]	$0.95	$0.97	$0.83	(2) %	15%

Return on GAAP Shareholder’s Equity	11.0%	9.3%	9.9%	19%	11%

Core ROTCE[1]	13.1%	14.0%	12.9%	(7) %	2%

GAAP Common Shareholder’s Equity per Share	$40.70	$37.84	$34.81	8%	17%

Adjusted Tangible Book Value per Share[1]	$36.43	$33.51	$29.79	9%	22%

GAAP Total Net Revenue	$2,103	$2,000	$1,968	5%	7%

Adjusted Total Net Revenue[1]	$2,058	$2,042	$2,036	1%	1%

1

The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Adjusted Total Net Revenue, Core Pre-Tax Income, Core Net Income Attributable to Common Shareholders, Core OID, Core Return on Tangible Common Equity (Core ROTCE), Estimated Retail Auto Originated Yield, Tangible Common Equity, Net Financing Revenue (excluding Core OID) and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this release.

Discussion of Third Quarter 2024 Results

Net income attributable to common shareholders was $330 million in the quarter, compared to $269 million in the third quarter of 2023. The increase was driven by the income tax benefit associated with EV lease originations and higher adjusted other revenue in the current quarter, which was partially offset by higher provision expense and lower net financing revenue.

Net financing revenue was $1.5 billion, down $45 million year over year primarily driven by lower average earning assets and higher funding costs.

Net interest margin (“NIM”) of 3.22% decreased 2 bps year over year. Excluding Core OIDA , NIM of 3.25% was down 1 bp year over year.

Other revenue increased $180 million year over year to $615 million, including a $59 million increase in fair value of equity securities in the quarter compared to a $56 million decrease in the third quarter of 2023. Adjusted other revenueA , excluding the change in fair value of equity securities, of $556 million increased $65 million year over year driven by momentum within Insurance and diversified fee revenue from SmartAuction and Passthrough platforms.

Provision for credit losses increased $137 million year over year to $645 million, reflecting higher net charge-offs and a 15 bps increase in the retail auto reserve rate in the third quarter.

Noninterest expense decreased $7 million year over year, reflecting disciplined expense management.

A tax benefit of $124 million resulted in an effective tax rate of (53%) in the quarter driven by strong EV lease originations.

A	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Third Quarter 2024 Financial Results

				Increase/(Decrease) vs.
($ millions except per share data)	3Q 24	2Q 24	3Q 23	2Q 24	3Q 23

(a) Net Financing Revenue	$1,488	$1,495	$1,533	$(7)	$(45)

Core OID[1]	14	14	12	1	2

Net Financing Revenue (excluding Core OID)[1]	1,502	1,509	1,545	(6)	(43)

(b) Other Revenue	615	505	435	110	180

Change in Fair Value of Equity Securities[2]	(59)	28	56	(87)	(115)

Adjusted Other Revenue[1]	556	533	491	23	65

(c) Provision for Credit Losses	645	457	508	188	137

(d) Noninterest Expense	1,225	1,286	1,232	(61)	(7)

Repositioning[3]	-	-	(30)	-	30

Noninterest Expense (excluding Repositioning)[1]	1,225	1,286	1,202	(61)	23

Pre-Tax Income (a+b-c-d)	$233	$257	$228	$(24)	$5

Income Tax Expense (Benefit)	(124)	(37)	(68)	(87)	(56)

Net Income (Loss) from Discontinued Operations	-	-	-	-	-

Net Income	$357	$294	$296	$63	$61

Preferred Dividends	27	28	27	(1)	-

Net Income Attributable to Common Shareholders	$330	$266	$269	$64	$61

GAAP EPS (diluted)	$1.06	$0.86	$0.88	$0.20	$0.18

Core OID, Net of Tax[1]	0.04	0.04	0.03	0.00	0.00

Change in Fair Value of Equity Securities, Net of Tax[3]	(0.15)	0.07	0.14	(0.22)	(0.29)

Repositioning, Discontinued Ops., and Other, Net of Tax[3]	-	-	0.08	-	(0.08)

Significant Discrete Tax Items	-	-	(0.31)	-	0.31

Adjusted EPS[1]	$0.95	$0.97	$0.83	$(0.02)	$0.12
(1)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(2)

Impacts the Insurance, Corporate Finance and Corporate and Other segments. The change reflects fair value adjustments to equity securities that are reported at fair value. Management believes the change in fair value of equity securities should be removed from select financial measures because it enables the reader to better understand the business’s ongoing ability to generate revenue and income.

(3)	Contains non-GAAP financial measures and other financial measures. See pages 5 and 6 for definitions.

Pre-Tax Income by Segment

				Increase/(Decrease) vs.
($ millions)	3Q 24	2Q 24	3Q 23	2Q 24	3Q 23

Automotive Finance	$175	$407	$377	$(232)	$(202)

Insurance	102	(42)	(16)	144	118

Dealer Financial Services	$277	$365	$361	$(88)	$(84)

Corporate Finance	95	98	84	(3)	11

Mortgage Finance	27	27	26	-	1

Corporate and Other	(166)	(233)	(243)	67	77

Pre-Tax Income from Continuing Operations	$233	$257	$228	$(24)	$5

Core OID[1]	14	14	12	1	2

Change in Fair Value of Equity Securities[2,3]	(59)	28	56	(87)	(115)

Repositioning and Other[3]	-	-	30	-	(30)

Core Pre-Tax Income[1]	$188	$299	$326	$(111)	$(138)

(1)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(2)

Change in fair value of equity securities primarily impacts the Insurance, Corporate Finance, and Corporate and Other segments. Reflects equity fair value adjustments which requires change in the fair value of equity securities to be recognized in current period net income.

(3)	Contains non-GAAP financial measures and other financial measures. See pages 5 and 6 for definitions.

Discussion of Segment Results

Auto Finance

Pre-tax income of $175 million was down $202 million year over year, primarily driven by higher retail net charge-offs and loss reserves.

Net financing revenue of $1,285 million was down $75 million year over year, driven by elevated funding costs. Ally’s retail auto portfolio yield, excluding the impact from hedges, increased 83 bps year over year to 8.99% as the portfolio seasons and reflects higher originated yields from recent periods.

Provision for credit losses of $579 million was up $135 million year over year, driven by higher retail auto net charge-offs and a 15 bps quarter over quarter increase in the retail auto coverage rate. The retail auto net charge-off rate was 2.24%.

Noninterest expense of $616 million was down $2 million year over year.

Consumer auto originations of $9.4 billion included $5.9 billion of used retail volume, or 63% of total originations, $2.5 billion of new retail volume, and $1.0 billion of lease. Estimated retail auto originated yieldB was 10.54% in the quarter with 43% of originations in the highest credit quality tier.

End-of-period auto earning assets of $115.6 billion decreased $0.8 billion year over year. End-of-period consumer auto earning assets of $91.7 billion decreased $3.6 billion year over year, driven by retail auto loan sales in recent periods. End-of-period commercial earning assets of $23.8 billion were up $2.8 billion year over year, driven by higher new vehicle inventory.

Insurance

Pre-tax income of $102 million was up $118 million year over year. Results reflect a $103 million increase in the change in fair value of equity securities year over year. Core pre-tax incomeC of $46 million increased $15 million year over year, which was supported by $362 million of earned premiums in the quarter.

Insurance losses of $135 million, up $28 million year over year, are reflective of P&C portfolio growth and higher GAP losses driven by normalization in used vehicle values.

Written premiums of $384 million, up 15% year over year, were driven by growth in both P&C and F&I premiums.

Total investment income, excluding the change in fair value of equity securitiesD, was $50 million, up $5 million year over year driven by higher realized investment gains.

BEstimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

CRepresents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

DChange in the fair value of equity securities to be recognized in current period net income. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Discussion of Segment Results

Corporate Finance

Pre-tax income of $95 million was up $11 million year over year driven by higher other revenue and net financing revenue.

Net financing revenue of $101 million was up $4 million year over year, primarily driven by higher income spreads and fees from loan payoffs. Other revenue of $37 million was up $13 million year over year driven by record syndication income during the quarter.

Provision expense of $11 million was up $6 million year over year primarily driven by a recovery in the prior year quarter.

The held-for-investment loan portfolio of $10.3 billion is effectively all first lien. Loans secured by commercial real estate of $1.6B continue to perform well.

Mortgage Finance

Pre-tax income of $27 million was up $1 million year over year.

Net financing revenue of $52 million was down $1 million year over year, while other revenue of $6 million was up $2 million year over year.

Direct-to-consumer originations totaled $256 million in the quarter, predominantly held-for-sale.

Existing Ally Bank deposit customers accounted for more than 70% of the quarter’s direct-to-consumer origination volume, continuing to highlight the strong customer value proposition.

Capital, Liquidity & Deposits

Capital

Ally paid a $0.30 per share quarterly common dividend, which was unchanged year over year. Ally’s Board of Directors approved a $0.30 per share common dividend for the fourth quarter of 2024. Ally did not repurchase any shares on the open market during the quarter.

Ally’s common equity tier 1 (CET1) capital ratio was 9.8%, and risk weighed assets (RWA) of $156.2 billion were down $1.2 billion quarter over quarter.

Liquidity & Funding

Cash and cash equivalentsE totaled $7.9 billion, up from $6.7 billion at the end of the second quarter. Highly liquid securities were $20.8 billion and unused pledged borrowing capacity at the FHLB and FRB was $12.5 billion and $26.7 billion, respectively. Total current available liquidityF was $67.9 billion, equal to 6.1x uninsured deposit balances.

Deposits represented 89% of Ally’s funding portfolio.

Deposits

Retail deposits of $141.4 billion were up $1.3 billion year over year, and down $0.6 billion quarter over quarter. Total deposits were $152.0 billion and Ally maintained an industry-leading customer retentionG rate.

The average retail portfolio deposit rate was 4.18%, up 18 bps year over year and down 1 bp quarter over quarter.

Ally Bank continues to demonstrate strong customer acquisition with 57 thousand net new deposit customers, now totaling 3.3 million, up 9% year over year. Millennials and younger customers continue to comprise the largest generation segment of new customers, accounting for 74% of new customers in the quarter. Approximately 10% of deposit customers maintained an Ally Invest, Ally Home or Ally Credit Card relationship.

ECash & cash equivalents may include the restricted cash accumulation for retained notes maturing within the following 30 days and returned to Ally on the distribution date. See page 18 of the Financial Supplement for more details.

FTotal liquidity includes cash & cash equivalents, highly liquid securities and current unused borrowing capacity at the FHLB, and FRB Discount Window. See page 18 of the Financial Supplement for more details.

GSee definitions of non-GAAP financial measures and other key terms later in this document for more details.

Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for GAAP measures. See Reconciliation to GAAP below for calculation methodology and details regarding each measure.

Adjusted earnings per share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core OID, (3) adjusts for tax-effected repositioning and other which are primarily related to the extinguishment of high-cost legacy debt, strategic activities and significant other one-time items, (4) change in fair value of equity securities, (5) excludes significant discrete tax items that do not relate to the operating performance of the core businesses, and adjusts for preferred stock capital actions that have been taken by the company to normalize its capital structure, as applicable for respective periods. See page 6 for calculation methodology and details.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net DTA. Ally’s Core net income attributable to common shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for significant discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1)

In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected Core OID, tax-effected repositioning and other which are primarily related to the extinguishment of high-cost legacy debt, strategic activities and significant other one-time items, change in fair value of equity securities, significant discrete tax items, and preferred stock capital actions, as applicable for respective periods.

(2)	In the denominator, GAAP shareholder’s equity is adjusted for goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Rep and warrant expense, Insurance segment expense, and repositioning and other which are primarily related to the extinguishment of high-cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods. In the denominator, total net revenue is adjusted for Core OID and Insurance segment revenue. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Adjusted Tangible Book Value per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of DTLs, and (2) tax-effected Core OID balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered, as applicable for respective periods.

Core Net Income Attributable to Common Shareholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core Net Income Attributable to Common Shareholders adjusts GAAP net income attributable to common shareholders for discontinued operations net of tax, tax-effected Core OID expense, tax-effected repositioning and other primarily related to the extinguishment of high-cost legacy debt and strategic activities and significant other, preferred stock capital actions, significant discrete tax items and tax-effected changes in equity investments measured at fair value, as applicable for respective periods. See Reconciliation to GAAP on page 6 for calculation methodology and details.

Core Original Issue Discount (Core OID) Amortization Expense is a non-GAAP financial measure for OID, and is believed by management to help the reader better understand the activity removed from: Core pre-tax income (loss), Core net income (loss) attributable to common shareholders, Adjusted EPS, Core ROTCE, Adjusted efficiency ratio, Adjusted total net revenue, and Net financing revenue (excluding Core OID). Core OID is primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID and is believed by management to help the reader better understand the balance removed from Core ROTCE and Adjusted TBVPS. Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Pre-Tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, and (2) change in fair value of equity securities (change in fair value of equity securities impacts the Insurance and Corporate Finance segments), and (3) Repositioning and other which are primarily related to the extinguishment of high-cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods or businesses. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Pre-Tax Income by Segment Table on page 3 for calculation methodology and details.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including Tangible Common Equity. Ally believes that Tangible Common Equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core Return on Tangible Common Equity (Core ROTCE), Tangible Common Equity is further adjusted for Core OID balance and net deferred tax asset. See page 6 for calculation methodology & details.

Net Interest Margin (excluding Core OID) is calculated using a non-GAAP measure that adjusts net interest margin by excluding Core OID. The Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. Management believes net interest margin ex. Core OID is a helpful financial metric because it enables the reader to better understand the business’ profitability and margins.

Net Financing Revenue (excluding Core OID) is calculated using a non-GAAP measure that adjusts net financing revenue by excluding Core OID. The Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. Management believes net financing revenue ex. Core OID is a helpful financial metric because it enables the reader to better understand the business’ ability to generate revenue.

Adjusted Other Revenue is a non-GAAP financial measure that adjusts GAAP other revenue for OID expenses, repositioning, and change in fair value of equity securities. Management believes adjusted other revenue is a helpful financial metric because it enables the reader better understand the business’ ability to generate other revenue.

Adjusted Total Net Revenue is a non-GAAP financial measure that management believes is helpful for readers to understand the ongoing ability of the company to generate revenue. For purposes of this calculation, GAAP net financing revenue is adjusted by excluding Core OID to calculate net financing revenue ex. core OID. GAAP other revenue is adjusted for OID expenses, repositioning, and change in fair value of equity securities to calculate adjusted other revenue. Adjusted total net revenue is calculated by adding net financing revenue ex. core OID to adjusted other revenue.

Adjusted Noninterest Expense is a non-GAAP financial measure that adjusts GAAP noninterest expense for repositioning items. Management believes adjusted noninterest expense is a helpful financial metric because it enables the reader to better understand the business’ expenses excluding nonrecurring items.

Adjusted Provision for Credit Losses is a non-GAAP financial measure that adjusts GAAP provision for credit losses for repositioning items. Management believes adjusted provision for credit losses is a helpful financial metric because it enables the reader to better understand the business’s expenses excluding nonrecurring items.

Estimated Retail Auto Originated Yield is a financial measure determined by calculating the estimated average annualized yield for loans originated during the period. At this time there currently is no comparable GAAP financial measure for Estimated Retail Auto Originated Yield and therefore this forecasted estimate of yield at the time of origination cannot be quantitatively reconciled to comparable GAAP information.

Net Charge-Off Ratios are annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Accelerated issuance expense (Accelerated OID) is the recognition of issuance expenses related to calls of redeemable debt.

Customer retention rate is the annualized 3-month rolling average of 1 minus the monthly attrition rate; excludes escheatment.

Repositioning is primarily related to the extinguishment of high-cost legacy debt, strategic activities, restructuring, and significant other one-time items.

Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our legacy mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. Subsequent to June 1, 2016, the revenue and expense activity associated with Ally Invest was included within the Corporate and Other segment. Subsequent to October 1, 2019, the revenue and expense activity associated with Ally Lending was included within the Corporate and Other segment. Ally Lending was moved to Assets of Operations Held for Sale on December 31, 2023. The sale of Ally Lending closed on March 1, 2024. Subsequent to December 1, 2021, the revenue and expense activity associated with Ally Credit Card was included within the Corporate and Other segment.

Change in fair value of equity securities impacts the Insurance, Corporate Finance and Corporate and Other segments. The change reflects fair value adjustments to equity securities that are reported at fair value. Management believes the change in fair value of equity securities should be removed from select financial measures because it enables the reader to better understand the business’ ongoing ability to generate revenue and income.

Estimated impact of CECL on regulatory capital per final rule issued by U.S. banking agencies - In December 2018, the FRB and other U.S. banking agencies approved a final rule to address the impact of CECL on regulatory capital by allowing BHCs and banks, including Ally, the option to phase in the day-one impact of CECL over a three-year period. In March 2020, the FRB and other U.S. banking agencies issued an interim final rule that became effective on March 31, 2020 and provided an alternative option for banks to temporarily delay the impacts of CECL, relative to the incurred loss methodology for estimating the allowance for loan losses, on regulatory capital. A final rule that was largely unchanged from the March 2020 interim final rule was issued by the FRB and other U.S. banking agencies in August 2020, and became effective in September 2020. For regulatory capital purposes, these rules permitted us to delay recognizing the estimated impact of CECL on regulatory capital until after a two-year deferral period, which for us extended through December 31, 2021. Beginning on January 1, 2022, we are required to phase in 25% of the previously deferred estimated capital impact of CECL, with an additional 25% to be phased in at the beginning of each subsequent year until fully phased in by the first quarter of 2025. Under these rules, firms that adopt CECL and elect the five-year transition will calculate the estimated impact of CECL on regulatory capital as the day-one impact of adoption plus 25% of the subsequent change in allowance during the two-year deferral period, which according to the final rule approximates the impact of CECL relative to an incurred loss model. We adopted this transition option during the first quarter of 2020, and beginning January 1, 2022, are phasing in the regulatory capital impacts of CECL based on this five-year transition period.

Reconciliation to GAAP

Adjusted Earnings per Share

Numerator ($ millions)		3Q 24	2Q 24	3Q 23

GAAP Net Income Attributable to Common Shareholders		$330	$266	$269

Discontinued Operations, Net of Tax		-	-	-

Core OID		14	14	12

Repositioning and Other		-	-	30

Change in the Fair Value of Equity Securities		(59)	28	56

Tax on: Core OID, Repo, & Change in Fair Value of Equity Securities (21% tax rate)		9	(9)	(21)

Significant Discrete Tax Items		-	-	(94)

Core Net Income Attributable to Common Shareholders	[a]	$295	$299	$252

Denominator

Weighted-Average Common Shares Outstanding - (Diluted, thousands)	[b]	311,044	309,886	305,693

Adjusted EPS	[a] ÷ [b]	$0.95	$0.97	$0.83

Core Return on Tangible Common Equity (ROTCE)

Numerator ($ millions)		3Q 24	2Q 24	3Q 23

GAAP Net Income Attributable to Common Shareholders		$330	$266	$269

Discontinued Operations, Net of Tax		-	-	-

Core OID		14	14	12

Repositioning and Other		-	-	30

Change in Fair Value of Equity Securities		(59)	28	56

Tax on: Core OID, Repo, & Change in Fair Value of Equity Securities (21% tax rate)		9	(9)	(21)

Significant Discrete Tax Items		-	-	(94)

Core Net Income Attributable to Common Shareholders	[a]	$295	$299	$252

Denominator (Average, $ millions)

GAAP Shareholder’s Equity		$14,288	$13,754	$13,179

Preferred Equity		(2,324)	(2,324)	(2,324)

GAAP Common Shareholder’s Equity		$11,964	11,430	$10,855

Goodwill & Identifiable Intangibles, Net of Deferred Tax Liabilities (DTLs)		(710)	(717)	(883)

Tangible Common Equity		$11,254	$10,713	$9,972

Core OID Balance		(759)	(773)	(812)

Net Deferred Tax Asset (DTA)		(1,463)	(1,388)	(1,310)

Normalized Common Equity	[b]	$9,033	$8,553	$7,850

Core Return on Tangible Common Equity	[a] ÷ [b]	13.1%	14.0%	12.9%

Adjusted Tangible Book Value per Share

Numerator ($ millions)		3Q 24	2Q 24	3Q 23

GAAP Shareholder’s Equity		$14,725	$13,851	$12,825

Preferred Equity		(2,324)	(2,324)	(2,324)

GAAP Common Shareholder’s Equity		$12,401	$11,527	$10,501

Goodwill and Identifiable Intangible Assets, Net of DTLs		(707)	(713)	(879)

Tangible Common Equity		11,694	10,814	9,622

Tax-effected Core OID Balance (21% tax rate)		(594)	(605)	(636)

Adjusted Tangible Book Value	[a]	$11,101	$10,209	$8,986

Denominator

Issued Shares Outstanding (period-end, thousands)	[b]	304,715	304,656	301,630

Metric

GAAP Common Shareholder’s Equity per Share		$40.70	$37.84	$34.81

Goodwill and Identifiable Intangible Assets, Net of DTLs per Share		(2.32)	(2.34)	(2.91)

Tangible Common Equity per Share		$38.38	$35.50	$31.90

Tax-effected Core OID Balance (21% tax rate) per Share		(1.95)	(1.99)	(2.11)

Adjusted Tangible Book Value per Share	[a] ÷ [b]	$36.43	$33.51	$29.79

Adjusted Efficiency Ratio

Numerator ($ millions)		3Q 24	2Q 24	3Q 23

GAAP Noninterest Expense		$1,225	$1,286	$1,232

Insurance Expense		(366)	(410)	(338)

Repositioning and Other		-	-	(30)

Adjusted Noninterest Expense for Adjusted Efficiency Ratio	[a]	$859	$876	$864

Denominator ($ millions)

Total Net Revenue		$2,103	$2,000	$1,968

Core OID		14	14	12

Insurance Revenue		(468)	(368)	(322)

Adjusted Net Revenue for Adjusted Efficiency Ratio	[b]	$1,649	$1,646	$1,658

Adjusted Efficiency Ratio	[a] ÷ [b]	52.1%	53.2%	52.1%

Original Issue Discount Amortization Expense ($ millions)

		3Q 24	2Q 24	3Q 23

GAAP Original Issue Discount Amortization Expense		$17	$17	$15

Other OID		(3)	(3)	(3)

Core Original Issue Discount (Core OID) Amortization Expense		$14	$14	$12

Outstanding Original Issue Discount Balance ($ millions)

		3Q 24	2Q 24	3Q 23

GAAP Outstanding Original Issue Discount Balance		$(780)	$(797)	$(847)

Other Outstanding OID Balance		29	31	42

Core Outstanding Original Issue Discount Balance (Core OID Balance)		$(751)	$(766)	$(806)

($ millions)

Net Financing Revenue (Excluding Core OID)		3Q 24	2Q 24	3Q 23

GAAP Net Financing Revenue	[w]	$1,488	$1,495	$1,533

Core OID		14	14	12

Net Financing Revenue (Excluding Core OID)	[a]	$1,502	$1,509	$1,545

Adjusted Other Revenue		3Q 24	2Q 24	3Q 23

GAAP Other Revenue	[x]	$615	$505	$435

Change in Fair Value of Equity Securities		(59)	28	56

Adjusted Other Revenue	[b]	$556	$533	$491

Adjusted Total Net Revenue		3Q 24	2Q 24	3Q 23

Adjusted Total Net Revenue	[a]+[b]	$2,058	$2,042	$2,036

Adjusted Provision for Credit Losses		3Q 24	2Q 24	3Q 23

GAAP Provision for Credit Losses	[y]	$645	$457	$508

Adjusted Provision for Credit Losses	[c]	$645	$457	$508

Adjusted NIE (Excluding Repositioning)		3Q 24	2Q 24	3Q 23

GAAP Noninterest Expense	[z]	$1,225	$1,286	$1,232

Repositioning		-	-	(30)

Adjusted NIE (Excluding Repositioning)	[d]	$1,225	$1,286	$1,202

Core Pre-Tax Income		3Q 24	2Q 24	3Q 23

Pre-Tax Income	[w]+[x]-[y]-[z]	$233	$257	$228

Core Pre-Tax Income	[a]+[b]-[c]-[d]	$188	$299	$326

Insurance Non-GAAP Walk to Core Pre-Tax Income

	3Q 2024			3Q 2023

($ millions) Insurance	GAAP	Change in the fair value of equity securities	Non-GAAP[1]	GAAP	Change in the fair value of equity securities	Non-GAAP[1]

Premiums, Service Revenue Earned and Other	$362	$-	$362	$324	$-	$324

Losses and Loss Adjustment Expenses	135	-	135	107	-	107

Acquisition and Underwriting Expenses	231	-	231	231	-	231

Investment Income and Other	106	(56)	50	(2)	46	44

Pre-Tax Income from Continuing Operations	$102	$(56)	$46	$(16)	$46	$30

1Non-GAAP line items walk to Core Pre-Tax Income, a non-GAAP financial measure that adjusts Pre-Tax Income.

Additional Financial Information

For additional financial information, the third quarter 2024 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a financial services company with the nation’s largest all-digital bank and an industry-leading auto financing business, driven by a mission to “Do It Right” and be a relentless ally for customers and communities. The company serves approximately 11 million customers through a full range of online banking services (including deposits, mortgage, and credit card products) and securities brokerage and investment advisory services. The company also includes a robust corporate finance business that offers capital for equity sponsors and middle-market companies, as well as auto financing and insurance offerings. For more information, please visit www.ally.com.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

For further images and news on Ally, please visit http://media.ally.com.

Forward-Looking Statements

This earnings release and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the release or related communication.

This earnings release and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts—such as statements about the outlook for financial and operating metrics and performance and future capital allocation and actions. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future.

Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2023, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This earnings release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the release.

Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts. The term “partnerships” means business arrangements rather than partnerships as defined by law.

Contacts:
Sean Leary	Peter Gilchrist
Ally Investor Relations	Ally Communications (Media)
704-444-4830	704-644-6299
sean.leary@ally.com	peter.gilchrist@ally.com